SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D
                                Amendment No. 27

                   Under the Securities Exchange Act of 1934
    Information to be included in statements filed pursuant to Rule 13D-1(A) and Amendments thereto filed pursuant to Rule 13D-2(A)

                              JUNO LIGHTING, INC.
------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.001 Per Share
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   482047206
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                                 (CUSIP Number)

------------------------------------------------------------------------------
                                  Kevin Baker
                          Vice President and Secretary
                          Fremont Investors I, L.L.C.
                         Fremont Investors I CS, L.L.C.
                         199 Fremont Street, Suite 2300
                        San Francisco, California 94105
                           Telephone: (415) 284-8500
------------------------------------------------------------------------------
      (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                    Copy to:

                              Kenton J. King, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                             525 University Avenue
                          Palo Alto, California 94301
                                  650-470-4500

                                August 24, 2005
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box .

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------------------               -------------------------------
CUSIP No.     482047206                           Page   3    of   13  Pages
---------------------------------               -------------------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           FREMONT INVESTORS I, L.L.C.
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) |x|
                                                                    (b) |_|

-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions)

           OO
-------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                          |_|

-------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware
-------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF
                             0
      SHARES
                    -----------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY
                             0
     OWNED BY
                    -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH
                             0
    REPORTING
                    -----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON
                             0
       WITH
-------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
           (See Instructions)                                              |_|

-------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
-------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (See Instructions)

           OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------               -------------------------------
CUSIP No.     482047206                           Page   4    of   13  Pages
---------------------------------               -------------------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           FREMONT PARTNERS, L.P.
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) |x|
                                                                     (b) |_|

-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions)

           OO
-------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                             |_|

-------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware
-------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF
                             0
      SHARES
                    -----------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY
                             0
     OWNED BY
                    -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH
                             0
    REPORTING
                    -----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON
                             0
       WITH
-------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
           (See Instructions)                                              |_|

-------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
-------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (See Instructions)

           PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------               -------------------------------
CUSIP No.     482047206                           Page   5    of   13  Pages
---------------------------------               -------------------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           FP ADVISORS, L.L.C.
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) |x|
                                                                     (b) |_|

-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions)

           OO
-------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                            |_|

-------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware
-------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF
                             0
      SHARES
                    -----------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY
                             0
     OWNED BY
                    -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH
                             0
    REPORTING
                    -----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON
                             0
       WITH
-------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
           (See Instructions)                                             |_|

-------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
-------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (See Instructions)

           OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------               -------------------------------
CUSIP No.     482047206                           Page   6    of   13  Pages
---------------------------------               -------------------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           FREMONT GROUP, L.L.C.
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) |x|
                                                                     (b) |_|

-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions)

           OO
-------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                          |_|

-------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware
-------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF
                             0
      SHARES
                    -----------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY
                             0
     OWNED BY
                    -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH
                             0
    REPORTING
                    -----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON
                             0
       WITH
-------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
           (See Instructions)                                              |_|

-------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
-------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (See Instructions)

           OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------               -------------------------------
CUSIP No.     482047206                           Page   7    of   13  Pages
---------------------------------               -------------------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           FREMONT INVESTORS, INC.
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) |x|
                                                                     (b) |_|

-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions)

           OO
-------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                            |_|

-------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Nevada
-------------------------------------------------------------------------------

                       7     SOLE VOTING POWER
    NUMBER OF
                             0
      SHARES
                    -----------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY
                             0
     OWNED BY
                    -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH
                             0
    REPORTING
                    -----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON
                             0
       WITH
-------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
           (See Instructions)                                            |_|

-------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
-------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (See Instructions)

           CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------               -------------------------------
CUSIP No.     482047206                           Page   8    of   13  Pages
---------------------------------               -------------------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           FREMONT INVESTORS I CS, L.L.C.
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) |x|
                                                                     (b) |_|

-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions)

           OO
-------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                            |_|

-------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware
-------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF
                             0
     SHARES
                    -----------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY
                             0
     OWNED BY
                    -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH
                             0
    REPORTING
                    -----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON
                             0
       WITH
-------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
           (See Instructions)                                               |_|

-------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
-------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (See Instructions)

           OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------               -------------------------------
CUSIP No.     482047206                           Page   9    of   13  Pages
---------------------------------               -------------------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           FREMONT PARTNERS, L.L.C.
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) |x|
                                                                     (b) |_|

-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions)

           OO
-------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                        |_|

-------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware
-------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF
                             0
     SHARES
                    -----------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY
                             0
    OWNED BY
                    -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH
                             0
    REPORTING
                    -----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON
                             0
       WITH
-------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
           (See Instructions)                                              |_|

-------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
-------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (See Instructions)

           OO
-------------------------------------------------------------------------------

         The item numbers and responses thereto below are in accordance with the requirements of Schedule 13D.


Item 1.  Security and Issuer.

         This amendment (this "Statement") amends and supplements the amended and restated statement on Schedule 13D filed by Fremont Investors I, L.L.C., Fremont Partners, L.P., FP Advisors, L.L.C., Fremont Group, L.L.C. and Fremont Investors, Inc. (the "Original Reporting Persons") on July 12, 1999, as amended September 13, 1999 and September 23, 1999, as amended and restated September 30, 1999, as amended and restated on December 10, 1999, as amended and restated on March 9, 2000, as amended and restated on June 8, 2000, as amended and restated on September 19, 2000, as amended and restated on October 9, 2000, as amended on October 23, 2000, as amended on February 14, 2001, as amended on March 5, 2001, as amended on June 8, 2001, as amended on September 6, 2001, as amended on December 11, 2001, as amended on March 11, 2002, as amended on June 5, 2002, as amended on September 4, 2002, as amended on December 12, 2002, as amended on March 7, 2003, as amended on June 6, 2003, as amended on September 2, 2003, as amended on December 2, 2003, as amended on March 5, 2004, as amended on June 10, 2004, as amended on September 13, 2004, and as amended on July 5, 2005. This Statement relates to the Common Stock (the "Common Stock" or the "Shares") of Juno Lighting, Inc., a Delaware corporation (the "Company"). In addition to the Original Reporting Persons, this Statement is filed by and on behalf of Fremont Investors I CS, L.L.C. and Fremont Partners, L.L.C. (together with the Original Reporting Persons, the "Reporting Persons"). The address of the Company's principal executive offices is 1300 South Wolf Road, Des Plaines, Illinois 60017.


Item 5.  Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and supplemented as follows:

         (a) On June 29, 2005, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among Square D Company, a Delaware corporation ("Square D"), Hera Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and solely for the purposes of Article IV and Section 9.12 of the Merger Agreement, Schneider Electric SA. The Merger Agreement contemplates that, subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Juno, with Juno continuing after the merger as the surviving corporation and a wholly owned subsidiary of Square D (the "Merger"). On August 24, 2005, at the effective time of the Merger (the "Effective Time"), Merger Sub was merged with and into the Company pursuant to the terms of the Merger Agreement. As a result of the Merger, the Reporting Persons no longer beneficially own any shares of Company Common Stock.

         (e) The Reporting Persons ceased to be beneficial owners of any shares on August 24, 2005.

Item 7.  Material to be Filed as Exhibits.

         The description of the contents of any document referred to in this
Schedule 13D and filed or incorporated by referenced as an exhibit hereto is necessarily not complete and, in each instance, reference is made to the document itself which is filed as an exhibit herewith or incorporated as an exhibit herein by reference.

(1) Joint Filing Agreement, dated as of February 13, 2001 by and between Fremont Investors, I, L.L.C., Fremont Partners, L.P., FP Advisors, L.L.C., Fremont Group, L.L.C., Fremont Investors, Inc., Fremont Investors I CS, L.L.C. and Fremont Partners, L.L.C. (filed as an exhibit to Amendment No. 10 to
Schedule 13D).

(2) Agreement and Plan of Merger, dated as of June 29, 2005, by and among Juno Lighting, Inc., a Delaware corporation, Square D Company, a Delaware corporation, Hera Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Square D Company, and solely for the purposes of Article IV and
Section 9.12 therein, Schneider Electric SA (filed as an exhibit to Amendment No. 26 to Schedule 13D).

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   August 24, 2005

                                             FREMONT INVESTORS I, L.L.C.,
                                             FREMONT INVESTORS I CS, L.L.C.,
                                             FREMONT PARTNERS, L.P.,
                                             FP ADVISORS, L.L.C.,
                                             FREMONT GROUP, L.L.C.,
                                             FREMONT INVESTORS, INC., and
                                             FREMONT PARTNERS, L.L.C.


                                             By: /s/ Mark N. Williamson
                                                -------------------------------
                                             Name:   Mark N. Williamson
                                             Title:  Executive Officer or
                                                     Executive Officer of a
                                                     partner, member or manager
                                                     of each Reporting Person

                                 EXHIBIT INDEX
                                 -------------

  -----------------------------------------------------------------------------
        Exhibit Number                            Exhibit
        --------------                            -------

  -----------------------------------------------------------------------------

              (1) Joint Filing Agreement, dated as of February 13, 2001 by and between Fremont Investors, I, L.L.C., Fremont Partners, L.P., FP Advisors, L.L.C., Fremont Group, L.L.C., Fremont Investors, Inc., Fremont Investors I CS, L.L.C. and Fremont Partners, L.L.C. (filed as an exhibit to Amendment No. 10 to Schedule 13D).

  -----------------------------------------------------------------------------
              (2) Agreement and Plan of Merger, dated as of June 29, 2005, by and among Juno Lighting, Inc., a Delaware corporation, Square D Company, a Delaware corporation, Hera Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Square D Company, and solely for the purposes of
                             Article IV and Section 9.12 therein, Schneider Electric SA (filed as an exhibit to Amendment No. 26 to Schedule 13D).

  -----------------------------------------------------------------------------